Exhibit 7

VOTING AGREEMENT

This VOTING AGREEMENT, dated as of February 11, 2019 (this “Agreement”), is made and entered into by and between Edwards Lifesciences Holding, Inc., a Delaware corporation (“Parent”), and the undersigned stockholder (“Stockholder”) of CAS Medical Systems, Inc., a Delaware corporation (the “Company”). Parent and Stockholder are referred to individually as a “Party” and collectively as the “Parties.”

WITNESSETH

WHEREAS, concurrently with the execution of this Agreement, Parent, the Company, and Crown Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger, dated February 11, 2019 (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, subject to the terms and conditions thereof, among other things, Merger Sub will merge with and into the Company (the “Merger”), each of the Company’s issued and outstanding shares of common stock, par value $0.004 per share (“Company Common Stock”), other than Cancelled Shares and Dissenting Shares (each as defined in the Merger Agreement), will, subject to the terms of the Merger Agreement, be converted into the right to receive the Merger Consideration (as defined in the Merger Agreement);

WHEREAS, prior to the Effective Time (as defined in the Merger Agreement), each of the Company’s issued and outstanding shares of Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Convertible Preferred Stock”) and Series A Exchangeable Preferred Stock, par value $0.001 per share (the “Series A Exchangeable Preferred Stock,” and, together with the Series A Convertible Preferred Stock, the “Company Preferred Stock”) shall be converted into shares of Company Common Stock;

WHEREAS, as of the date hereof, Stockholder Beneficially Owns (as defined below) and owns of record the number of shares of Company Common Stock and Company Preferred Stock set forth opposite Stockholder’s name on Schedule I hereto (the “Existing Shares”); and

WHEREAS, as a condition and inducement to Parent’s willingness to enter into the Merger Agreement, Stockholder has agreed to enter into this Agreement.

NOW THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

Article I
DEFINITIONS

Section 1.1. Defined Terms. The following terms, as used in this Agreement, shall have the meanings specified in this Section 1.1. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

“Beneficial Owner” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act (without giving effect to the limiting phrase “within sixty days” set forth in Rule 13d-3(d)(1)(i)); provided, that Parent shall not be deemed to be the Beneficial Owner of the Covered Company Shares by virtue of this Agreement. The terms “Beneficially Own,” “Beneficially Owned” and “Beneficial Ownership” shall have a correlative meaning.

“Covered Company Shares” means, with respect to Stockholder, (1) Stockholder’s Existing Shares and (2) any shares of Company Common Stock, Company Preferred Stock or other voting capital stock of the Company and any Securities convertible into or exercisable or exchangeable for shares of Company Common Stock, Company Preferred Stock or other voting capital stock of the Company, in each case that Stockholder has Beneficial Ownership of on or after the date hereof; it being understood that if Stockholder acquires Securities (or rights with respect thereto) described in clause (2) above (to the extent such Securities are not timely reported, or required to be reported, in a filing by Stockholder with the SEC), Stockholder shall promptly notify Parent in writing, indicating the number of such Securities so acquired.

“Permitted Transfer” means a Transfer of Covered Company Shares by Stockholder (a) in connection with the exercise, vesting or settlement of Company Equity Awards (including the net settlement of such equity or sale of underlying shares of Company Common Stock in order to pay any exercise price and any tax withholding obligations in connection therewith), (b) to any Affiliate of Stockholder, or (c) if Stockholder is an individual, (i) to any member of Stockholder’s immediate family or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family or (ii) to any person or entity if and to the extent required by any non-consensual legal order, by divorce decree or by will, intestacy or other similar law; provided, however, that in the case of the foregoing clauses (b) or (c)(i), any such Transfer shall only be a Permitted Transfer if and to the extent that the transferee of such Covered Company Shares evidences in a writing in form and substance reasonably satisfactory to Parent such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as the transferring Stockholder, and upon such transfer to be deemed a Stockholder hereunder.

“Transfer” means any direct or indirect sale, assignment, encumbrance, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any sale, assignment, encumbrance, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), of any capital stock or interest (including voting interest) in any capital stock (including any Covered Company Shares).

Article II
VOTING AGREEMENT AND IRREVOCABLE PROXY

Section 2.1. Agreement to Vote.

(a)          Stockholder hereby irrevocably and unconditionally agrees that, during the term of this Agreement, at the Company Stockholders’ Meeting and at any other meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any written consent of the stockholders of the Company (the date of the taking of any such action being an applicable “Determination Date”), Stockholder shall, in each case to the extent that the Covered Company Shares are entitled to vote thereon or consent thereto:

(i)          appear at each such meeting or otherwise cause all of Stockholder’s Covered Company Shares to be counted as present thereat for purposes of calculating a quorum; and

(ii)         vote (or cause to be voted), in person or by proxy, or if applicable deliver (or cause to be delivered) a written consent covering, all of Stockholder’s Covered Company Shares:

(a)          in favor of the adoption of the Merger Agreement and approval of the Merger and the transactions contemplated thereby and any other action reasonably requested by Parent in furtherance thereof;

(b)          in favor of any proposal to adjourn a meeting of the stockholders of the Company to solicit additional proxies in favor of the adoption of the Merger, the Merger Agreement and the transactions contemplated thereby;

(c)          against any Company Acquisition Proposal; and

(d)          against any other action, agreement or transaction that is intended to, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the Merger or the other transactions contemplated by the Merger Agreement (including the consummation in each case thereof) or this Agreement or the performance by the Company of its obligations under the Merger Agreement or by Stockholder of its obligations under this Agreement, including any action, agreement or transaction that would reasonably be expected to result in any condition to the consummation of the Merger set forth in the Merger Agreement not being satisfied, or that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of Stockholder contained in this Agreement.

(b)          Any vote required to be cast or consent required to be executed pursuant to this Section 2.1. shall be cast or executed in accordance with the applicable procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present (if applicable) and for purposes of recording the results of that vote or consent. Nothing contained in this Agreement shall require Stockholder (or shall entitle any proxy of Stockholder) to convert, exercise or exchange any option, warrants or convertible securities in order to obtain any underlying shares of Company Common Stock.

Section 2.2. No Inconsistent Agreements. Stockholder represents, covenants and agrees that, except for this Agreement, Stockholder (a) has not entered into, nor shall enter into at any time while this Agreement remains in effect, any voting agreement, voting trust or similar arrangement or understanding with respect to any Covered Company Shares, (b) has not granted, nor shall grant at any time while this Agreement remains in effect, a proxy (except in accordance with Section 2.3. hereof), consent or power of attorney with respect to any Covered Company Shares and (c) has not taken, nor shall take at any time while this Agreement remains in effect, any action that would (1) make any representation or warranty of Stockholder contained herein untrue or incorrect, (2) violate or conflict with Stockholder’s covenants and obligations under this Agreement or (3) otherwise have the effect of restricting, preventing or disabling Stockholder from performing any of his, her or its obligations under this Agreement.

Section 2.3. Grant of Irrevocable Proxy. Stockholder hereby irrevocably appoints as its proxy and attorney-in-fact Aimee Weisner and Scott Ullem, in their respective capacities as officers of Parent, and any other Person designated by Parent in writing (collectively, the “Grantees”), each of them individually, with full power of substitution and resubstitution, to the fullest extent of Stockholder’s rights with respect to the Covered Company Shares, effective as of the date hereof and continuing until the termination of this Agreement in accordance with Section 5.1. herein (the “Voting Period”), to vote (or execute written consents, if applicable) with respect to the Covered Company Shares solely as required pursuant to Section 2.1. (a) and Section 2.1. (b) hereof. The proxy granted by Stockholder hereunder shall be irrevocable during the Voting Period, shall be deemed to be coupled with an interest sufficient in Law to support an irrevocable proxy, and Stockholder (a) will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and (b) hereby revokes any proxy previously granted by Stockholder with respect to any Covered Company Shares (other than Routine Matters, as defined below). The power of attorney granted by Stockholder hereunder is a durable power of attorney and shall survive the bankruptcy, death or dissolution of Stockholder. Other than (i) as provided in this Section 2.3. , (ii) the granting of proxies to vote Covered Company Shares to an Affiliate of Stockholder as a Permitted Transfer and (iii) the granting of proxies to vote Covered Company Shares with respect to the election of directors, ratification of the appointment of the Company’s auditors at the Company’s annual meeting or special meeting of stockholders, and other routine matters at the Company’s annual meeting or any special meeting, in either case, to the extent such matters are not (x) inconsistent with the obligations contemplated by the Merger Agreement or this Agreement or (y) related to the transactions contemplated by the Merger Agreement or this Agreement (collectively, “Routine Matters”), Stockholder shall not directly or indirectly grant any Person any proxy (revocable or irrevocable), power of attorney or other authorization with respect to the voting of any of Stockholder’s Covered Company Shares. Parent may terminate this proxy with respect to Stockholder at any time at its sole election by written notice provided to Stockholder.

Article III
OTHER COVENANTS

Section 3.1. Restrictions on Transfers. Stockholder hereby agrees that, during the Voting Period, (i) Stockholder shall not, directly or indirectly, Transfer or consent to a Transfer of any Covered Company Shares or any Beneficial Ownership interest or any other interest therein, unless such Transfer is a Permitted Transfer and (ii) any Transfer in violation of this provision shall be void.

Section 3.2. No Solicitation. During the Voting Period, (i) Stockholder shall, and Stockholder shall cause each of his, her or its controlled Affiliates and its and their Representatives to, immediately cease and cause to be terminated all existing activities, discussions, negotiations and communications, if any, with any Persons (or any of their Representatives) with respect to a Company Acquisition Proposal (other than Parent or any of its Affiliates or Representatives with respect to the transactions contemplated by the Merger Agreement), and (ii) Stockholder shall not, and Stockholder shall cause each of his, her or its controlled Affiliates and his, her or its and their Representatives to not, directly or indirectly, (a) initiate, seek, solicit, facilitate or knowingly encourage, or induce or take any other action designed or intended to lead to, or that would reasonably be expected to lead to any inquiry with respect to, or the making, submission or announcement of, any Company Acquisition Proposal, (b) enter into, continue or otherwise participate in any negotiations or discussions with, or furnish or cause to be furnished any information or data to, or cause to be furnished access to the Company’s (of any of its Subsidiaries’) properties with respect to, or otherwise cooperate in any way with, any Person (other than Parent or any of its Affiliates or Representatives) relating to any Company Acquisition Proposal or any proposal reasonably expected to lead to any Company Acquisition Proposal, (c) enter into any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding relating to any Company Acquisition Proposal, (d) submit or cause to be submitted to the stockholders of the Company for their approval any Company Acquisition Proposal or (e) agree or announce an intention to do any of the foregoing. Notwithstanding the foregoing, if Stockholder or its Affiliate is also a director or executive officer of the Company, such Stockholder or Affiliate shall be permitted to take such actions in their capacity as a Representative of the Company, solely to the extent the Company would be permitted to take such actions under Section 5.5 of the Merger Agreement (including the exercise of fiduciary duties as a director or executive officer of the Company); provided, however, for the avoidance of doubt, no actions permitted to be taken by a director or executive officer of the Company pursuant to the foregoing section shall be deemed to be a breach by Stockholder solely due to Stockholder’s status as an Affiliate of such director of executive officer.

Section 3.3. Waiver of Appraisal Rights; Litigation. Stockholder hereby irrevocably and unconditionally waives, and agrees not to exercise, assert or perfect (or attempt to exercise, assert or perfect), any rights of appraisal or rights to dissent from the Merger that it may at any time have under applicable Law. Stockholder agrees not to commence, join in, facilitate, assist or encourage any claim, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective successors or Representatives (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement, (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into the Merger Agreement or (c) otherwise relating to the Merger Agreement, this Agreement or the Merger or other transactions contemplated by the Merger Agreement or this Agreement; provided, however, that the foregoing shall not restrict Stockholder from enforcing any of his, her or its rights under the Merger Agreement or this Agreement.

Section 3.4. Stock Dividends, Distributions, Etc. In the event of a stock split, reverse stock split, stock dividend or distribution, or any change in the Company Common Stock or Company Preferred Stock by reason of any recapitalization, combination, reclassification, exchange of shares or similar transaction, the terms “Existing Shares” and “Covered Company Shares” shall be deemed to refer to and include all such stock dividends and distributions and any Securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

Section 3.5. Termination of Certain Agreements. Stockholder shall, to the extent Stockholder is a party to any such agreement, take all necessary action to, effective immediately prior to the Effective Time, terminate all agreements between Stockholder and the Company or a Company Subsidiary set forth on Schedule II, without any further liability or obligation under such agreement to the Company or such Company Subsidiary.

Section 3.6. Conversion of Company Preferred Stock. Stockholder hereby agrees that it will take all necessary actions, whether pursuant to the Company’s Amended and Restated Certificate of Incorporation, the DGCL or otherwise, to effectuate the conversion of all shares of Company Preferred Stock Beneficially Owned by such Stockholder into Company Common Stock, such that immediately prior to the Effective Time, there shall be no outstanding shares of Company Preferred Stock.  Stockholder further agrees to deliver to Parent, on or prior to the Closing Date, a copy of any consent or other instrument necessary to effect such conversion, in form and substance reasonably satisfactory to Parent.

Article IV
REPRESENTATIONS AND WARRANTIES

Section 4.1. Representations and Warranties of Stockholder. Stockholder hereby severally represents and warrants to Parent as follows:

(a)          Organization. Stockholder, to the extent Stockholder is an entity, is duly organized and validly existing under the Laws of the jurisdiction of its incorporation, formation or organization, as applicable.

(b)          Authority; Execution and Delivery; Enforceability. If Stockholder is not a natural person, (i) Stockholder has all necessary corporate or other entity power and authority to execute, deliver and perform its obligations under this Agreement and (ii) the execution, delivery and performance by Stockholder of this Agreement and the compliance by Stockholder with each of its obligations herein have been duly and validly authorized by all necessary corporate or other entity action on the part of Stockholder. If Stockholder is a natural person, Stockholder has full legal capacity, right and authority to execute, deliver and perform Stockholder’s obligations under this Agreement. Stockholder has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Parent of this Agreement, this Agreement constitutes Stockholder’s legal, valid and binding obligation, enforceable against Stockholder in accordance with its terms, except that (A) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (B) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.

(c)          Ownership of Shares. As of the date hereof, the Stockholder is the sole Beneficial Owner of the Existing Shares set forth opposite Stockholder’s name on Schedule I hereto, free and clear of any Liens and free of any limitation or restriction on the right to vote, sell, transfer or otherwise dispose of such Existing Shares (other than (i) this Agreement, (ii) any limitations or restrictions imposed under applicable Laws or (iii) pursuant to the terms of any Company Equity Awards or any employee benefit plan of the Company), and such Existing Shares constitute all of the shares of Company Common Stock or Company Preferred Stock Beneficially Owned or owned of record by Stockholder. Except as set forth in Section 2.3. of this Agreement or on Schedule I hereto, Stockholder has and will have at all times through the Voting Period (except to the extent such Existing Shares are transferred after the date hereof pursuant to a Permitted Transfer) sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Section 2.1. hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of Stockholder’s Existing Shares.

(d)          No Conflicts. Neither the execution and delivery of this Agreement by Stockholder nor compliance by Stockholder with any of the terms or provisions hereof will (i) with respect to a Stockholder that is not a natural person, violate any provision of the certificate of incorporation, bylaws, or other organizational or governing documents of Stockholder, (ii) conflict with or violate any Law applicable to Stockholder or by which any of Stockholder’s properties or assets are bound or affected, (iii) violate, conflict with, result in any breach of any provision of, or loss of any benefit under, constitute a default (with or without notice or lapse of time, or both) under, give rise to any right of termination, acceleration or cancellation under, or require the consent of, notice to, or filing with any third party pursuant to any terms or provisions of any Contract to which Stockholder is a party or by which any property or asset of Stockholder is bound or affected, or result in the creation of any Lien (other than any Permitted Lien) upon any of the properties or assets of Stockholder (including any Company Covered Shares), except, in the case of the foregoing clauses (ii) or (iii), for such violations as, individually or in the aggregate, would not reasonably be expected to impair Stockholder’s ability to perform his, her or its obligations under this Agreement on a timely basis.

(e)          Consents and Approvals. The execution, delivery and performance by Stockholder of this Agreement do not and will not require any Consent of, or filing with, any Governmental Authority (excluding filings with the SEC under applicable securities Laws and applicable Antitrust Laws).

(f)          Legal Proceedings. As of the date of this Agreement, there are no Proceedings pending, or to the knowledge of Stockholder, threatened against Stockholder or any of Stockholder’s assets or properties that would reasonably be expected to impair Stockholder’s ability to perform Stockholder’s obligations under this Agreement on a timely basis. Neither Stockholder nor any of Stockholder’s properties or assets is or are subject to any Order that would reasonably be expected to impair Stockholder’s ability to perform its obligations under this Agreement on a timely basis.

(g)          Brokers. No investment banker, broker or finder or other intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission from Parent, Merger Sub or the Company (or any of their Subsidiaries) in connection with this Agreement or the Merger Agreement based upon any arrangement or agreement made by or on behalf of Stockholder.

(h)          No Other Representations. Stockholder acknowledges and agrees that other than the representations expressly set forth in this Agreement, Parent has not made and is not making any representations or warranties to Stockholder with respect to Parent, the Merger Agreement or any other matter. Stockholder hereby specifically disclaims reliance upon any representations or warranties (other than the representations expressly set forth in this Agreement).

Section 4.2. Representations and Warranties of Parent. Parent hereby represents and warrants to Stockholder as follows:

(a)          Organization. Parent is duly organized and validly existing under the Laws of the State of Delaware.

(b)          Authority; Execution and Delivery; Enforceability. Parent has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance by Parent of this Agreement and the compliance by Parent with each of its obligations herein have been duly and validly authorized by all necessary corporate action on the part of Parent. Parent has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Stockholder of this Agreement, this Agreement constitutes Parent’s legal, valid and binding obligation, enforceable against it in accordance with its terms, except that (A) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (B) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.

(c)          No Conflicts. Neither the execution and delivery of this Agreement by Parent nor compliance by Parent with any of the terms or provisions hereof will (i) violate any provision of the Certificate of Incorporation or Bylaws of Parent, (ii) conflict with or violate any Law applicable to Parent or by which any of Parent’s properties or assets are bound or affected, (iii) violate, conflict with or result in any breach of any provision of, or result in the loss of any benefit under, or constitute a default (with or without notice or lapse of time, or both) under, give rise to any right of termination, acceleration or cancellation of or require the consent of, notice to or filing with any third party pursuant to any of the terms or provisions of any Contract to which Parent is a party or by which any property or asset of Parent is bound or affected, or result in the creation of any Lien (other than any Permitted Lien) upon any of the properties or assets of Parent, except, in the case of the foregoing clauses (ii) or (iii), for such violations as, individually or in the aggregate, would not reasonably be expected to impair Parent’s ability to perform its obligations under this Agreement on a timely basis.

(d)          No Other Representations. Parent acknowledges and agrees that other than the representations expressly set forth in this Agreement, Stockholder has not made and are not making any representations or warranties to Parent with respect to the Company, Stockholder’s ownership of Company Common Stock or Company Preferred Stock, the Merger Agreement or any other matter. Parent hereby specifically disclaims reliance upon any representations or warranties (other than the representations expressly set forth in this Agreement).

Article V
TERMINATION

Section 5.1. Termination. This Agreement shall terminate upon the earliest to occur of (a) the termination of this Agreement by the mutual written consent of Parent and Stockholder; (b) the termination of the Merger Agreement in accordance with its terms prior to the Effective Time; (c) a Company Adverse Recommendation Change to the extent permitted by, and subject to the applicable terms and conditions of, Section 5.5(d) or Section 5.5(e) of the Merger Agreement; and (d) the Effective Time. In the event of the termination of this Agreement in accordance with this Section 5.1. , this Agreement shall forthwith become void and have no effect, and there shall not be any liability or obligation on the part of any Party hereto, other than Section 3.3. , this Section 5.1. and Article VI, which provisions shall survive such termination, and Section 3.5. which shall survive such termination pursuant to clauses (c) and (d) of this Section 5.1. to the extent the Effective Time occurs; provided, however, that nothing in this Section 5.1. shall relieve any Party from liability for any material and intentional breach of any representation, warranty, covenant or other agreement contained in this Agreement, in which case the aggrieved Party shall be entitled to all rights and remedies available at law or in equity. For purposes of this Agreement, “material and intentional breach” shall mean an action or omission taken or omitted to be taken that the breaching party intentionally takes (or fails to take) and knows would, or knows would reasonably be expected to, cause a material breach of this Agreement.

Article VI
MISCELLANEOUS

Section 6.1. Publication. Stockholder (i) hereby consents to and authorizes the publication and disclosure by Parent and the Company in any press release or the Proxy Statement (including all documents and schedules filed with the SEC) or other disclosure document required under applicable Law in connection with the Merger Agreement or the transactions contemplated thereby, its identity and ownership of shares of Company Common Stock and/or Company Preferred Stock, the nature of its commitments, arrangements and understandings pursuant to this Agreement and such other information reasonably required under applicable Law in connection with such publication or disclosure (“Stockholder Information”), and (ii) hereby agrees to cooperate with Parent in connection with such filings, including providing Stockholder Information requested by Parent. As promptly as practicable, Stockholder shall notify Parent of any required corrections with respect to any Stockholder Information supplied by Stockholder, if and to the extent Stockholder becomes aware that any such Stockholder Information shall have become false or misleading in any material respect. Parent hereby consents to and authorizes the publication and disclosure of this Agreement by Stockholder in any disclosure document required by applicable Law (including any Schedule 13D).

Section 6.2. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Company Shares. All rights, ownership and economic benefits of and relating to the Covered Company Shares shall remain vested in and belong to Stockholder, and Parent shall have no authority to direct Stockholder in the voting or disposition of any of the Covered Company Shares, except as otherwise provided herein.

Section 6.3. Further Assurances. Each of the Parties agrees that, upon the reasonable request of the other Party, it shall use reasonable best efforts to take, or cause to be taken, such further actions as may be reasonably necessary, proper or advisable to comply with its obligations hereunder, including by executing and delivering additional documents.

Section 6.4. Amendment and Modification; Waiver. This Agreement may not be amended, modified or supplemented, except by an instrument in writing signed on behalf of each of the Parties hereto. Any agreement on the part of a Party to any waiver of any obligation of the other Parties shall be valid only if set forth in an instrument in writing signed on behalf of such waiving Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by any Party of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

Section 6.5. Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery) or by confirmed facsimile transmission or electronic mail, addressed as follows:

(a)          if to Parent, to:

Edward Lifesciences Holding, Inc.

One Edwards Way

Irvine, CA 92614

Attention: General Counsel

Facsimile: (949) 250-6885

with a copy (which shall not constitute notice) to:

Pepper Hamilton LLP

Four Park Plaza

Irvine, CA 92614

Phone: (949) 567-3500

Email: allend@pepperlaw.com

Attention: David B. Allen

(b)          if to Stockholder, as set forth on Schedule III hereto.

Section 6.6. Counterparts. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement. Delivery of an executed signature page to this Agreement by electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 6.7. Entire Agreement; Third Party Beneficiaries. This Agreement (including the Schedules hereto and, to the extent referred to in this Agreement, the Merger Agreement, together with the several agreements and other documents and instruments referred to herein or therein or annexed hereto or thereto) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof and (b) is not intended to and shall not confer any rights, benefits, remedies, obligations or liabilities upon any Person other than the Parties hereto and their respective permitted successors and assigns.

Section 6.8. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the intent of this Agreement and the transactions contemplated hereby be fulfilled as originally contemplated to the fullest extent possible.

Section 6.9. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other Parties, and any such assignment without such consent shall be null and void. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective permitted successors and assigns.

Section 6.10. Headings; Interpretation.

(a)          The Parties hereto have participated collectively in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted collectively by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(b)          The words “hereof,” “herein,” “hereby,” “hereunder” and “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to articles, sections, paragraphs and schedules are to the articles, sections and paragraphs of, and schedules to, this Agreement, unless otherwise specified, and the headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.” Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders, words denoting natural persons shall be deemed to include business entities and vice versa and references to a Person are also to its permitted successors and assigns. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The phrases “the date of this Agreement” and “the date hereof” and terms or phrases of similar import shall be deemed to refer to February 11, 2019, unless the context requires otherwise. Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement, and all terms defined in this Agreement shall have the meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date). All references to “dollars” or “$” refer to currency of the United States.

Section 6.11. Governing Law. This Agreement and all Proceedings (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent or Stockholder in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 6.12. Specific Performance. The Parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any Party hereto does not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties hereto acknowledge and agree that, prior to any termination of this Agreement in accordance with Section 5.1. , in the event of any breach or threatened breach by Parent, on the one hand, or Stockholder, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, Parent, on the one hand, and Stockholder, on the other hand, shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party hereto seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 6.13. Consent to Jurisdiction.

(a)          Each of the Parties hereto hereby, with respect to any legal claim or Proceeding arising out of this Agreement or the transactions contemplated by this Agreement, (i) expressly and irrevocably submits, for itself and with respect to its property, generally and unconditionally, to the exclusive jurisdiction of the Delaware Court of Chancery and any appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such courts, (iii) agrees that it will not bring any claim or Proceeding relating to this Agreement or the transactions contemplated by this Agreement except in such courts and (iv) irrevocably waives, to the fullest extent it may legally and effectively do so, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, any objection which it may now or hereafter have to the laying of venue of any claim or Proceeding arising out of or relating to this Agreement. Notwithstanding the foregoing, each of Parent and Stockholder agrees that a final and nonappealable judgment in any Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)          Each Party hereto irrevocably consents to the service of process in any claim or Proceeding with respect to this Agreement and the transactions contemplated by this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other Party hereto may be made by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 6.5. and such service of process shall be sufficient to confer personal jurisdiction over such party in such claim or Proceeding and shall otherwise constitute effective and binding service in every respect.

Section 6.14. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) BETWEEN ANY OF THEM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

Section 6.15. Capacity as a Stockholder. Stockholder makes its agreements and understandings herein solely in its capacity as record holder and Beneficial Owner of the Covered Company Shares and, notwithstanding anything to the contrary herein, nothing herein shall limit or affect any actions taken by Stockholder or any Representative of Stockholder solely in his or her capacity as a director or officer of the Company.

Section 6.16. Expenses. All expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger or the transactions contemplated by the Merger Agreement are consummated.

IN WITNESS WHEREOF, Parent and Stockholder have duly executed this Agreement, all as of the date first written above.

Edwards Lifesciences Holding, Inc.

By:	/s/ Scott Ullem
	Name:	Scott Ullem
	Title:	CVP, Chief Financial Officer

TMP NOMINEE II, LLC

By:	/s/ James Thomas
James Thomas
Manager

FORM OF SCHEDULE I

TO VOTING AGREEMENT

Stockholder	Shares of Company Common Stock Beneficially Owned	Shares of Series A Convertible Preferred Stock Beneficially Owned	Shares of Series A Exchangeable Preferred Stock Beneficially Owned

TMP NOMINEE II, LLC	8,025 shares	984 shares	561 shares

FORM OF SCHEDULE II

TO VOTING AGREEMENT

Terminated agreements between Stockholder and the Company or a Company Subsidiary:

•	Investment Agreement, dated June 8, 2011.
•	Registration Rights Agreement, dated June 8, 2011.

FORM OF SCHEDULE III

TO VOTING AGREEMENT

Stockholder notice address:

TMP NOMINEE II, LLC

c/o CAS Medical Systems, Inc.

44 East Industrial Road

Branford, CT 06405

Email: jthomas@tm-partners.com